Exhibit 99.2









AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Express, Inc. and Subsidiaries

Years ended December 31, 2001, 2000 and 1999 with Report of Independent Auditors

                         Report of Independent Auditors


To the Board of Directors and Shareholder of Roadway Express, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Roadway Express, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related statements of consolidated income, parent company investment, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Express, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                               ERNST & YOUNG LLP
Akron, Ohio
January 23, 2002

                     Roadway Express, Inc. and Subsidiaries


                           Consolidated Balance Sheets


                                                                                         DECEMBER 31
                                                                                    2001               2000
                                                                             ---------------------------------------
                                                                                        (in thousands)
ASSETS
Current assets
   Cash and cash equivalents                                                    $      46,087      $      64,939
   Accounts receivable, including retained interest in
     securitized receivables, net                                                     165,465            296,133
   Prepaid expenses and supplies                                                       11,295             16,760
   Deferred income taxes                                                               13,117             15,638
                                                                             ---------------------------------------
Total current assets                                                                  235,964            393,470
Carrier operating property, at cost                                                 1,435,931          1,430,074
   Less allowance for depreciation                                                  1,011,280          1,001,389
                                                                             ---------------------------------------
Net carrier operating property                                                        424,651            428,685
Goodwill, net                                                                          14,722             16,086
Deferred income taxes                                                                  31,054             29,118
Other assets                                                                            4,996              3,046
                                                                             ---------------------------------------
Total assets                                                                    $     711,387      $     870,405
                                                                             =======================================

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
   Accounts payable                                                             $     166,197      $     178,890
   Salaries and wages                                                                 112,099            122,280
   Freight and casualty claims payable                                                 49,492             51,876
                                                                             ---------------------------------------
Total current liabilities                                                             327,788            353,046

Long-term liabilities:
   Casualty claims and other                                                           63,536             60,904
   Accrued pension and postretirement
     health care                                                                      119,145            116,584
                                                                             ---------------------------------------
Total long-term liabilities                                                           182,681            177,488
                                                                             ---------------------------------------
Parent company investment                                                             200,918            339,871
                                                                             ---------------------------------------
Total liabilities and parent company investment                                 $     711,387     $      870,405
                                                                             =======================================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries


                        Statements of Consolidated Income



                                                                        YEAR ENDED DECEMBER 31
                                                            2001                 2000                 1999
                                                    ----------------------------------------------------------------
                                                                            (in thousands)

Revenue                                                $     2,764,766      $     3,039,560      $     2,813,214

Operating expenses:
   Salaries, wages and benefits                              1,768,744            1,889,928            1,793,594
   Operating supplies and expenses                             475,313              544,774              468,452
   Purchased transportation                                    271,847              308,089              289,544
   Operating taxes and licenses                                 70,955               78,271               76,113
   Insurance and claims                                         46,804               64,442               62,700
   Provision for depreciation                                   69,178               55,675               45,492
   Net loss on sale of carrier operating property                  460                1,969                  103
                                                    ----------------------------------------------------------------
Total operating expenses                                     2,703,301            2,943,148            2,735,998
                                                    ----------------------------------------------------------------
Operating income                                                61,465               96,412               77,216

Other income (expenses):
   Interest expense                                               (732)                (341)                (716)
   Other, net                                                   (3,267)               2,213                3,245
                                                    ----------------------------------------------------------------
                                                                (3,999)               1,872                2,529
                                                    ----------------------------------------------------------------
Income before income taxes                                      57,466               98,284               79,745
Provision for income taxes                                      24,231               41,742               33,972
                                                    ----------------------------------------------------------------
Net income                                             $        33,235      $        56,542      $        45,773
                                                    ================================================================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

              Statements of Consolidated Parent Company Investment



                                                                 PARENT COMPANY
                                                                   INVESTMENT
                                                                 ---------------
                                                                 (in thousands)
Year ended December 31, 1999
Balance at January 1, 1999                                            $ 249,609
   Net income                                                            45,773
   Foreign currency translation adjustments                                 450
                                                                      ---------
   Total comprehensive income                                            46,223
   Dividends declared                                                    (3,875)
   Net transfers to Parent                                               (1,002)
                                                                      ---------
Balance at December 31, 1999                                            290,955
Year ended December 31, 2000
   Net income                                                            56,542
   Foreign currency translation adjustments                              (1,134)
                                                                      ---------
   Total comprehensive income                                            55,408
   Dividends declared                                                    (3,875)
   Net transfers to Parent                                               (2,617)
                                                                      ---------
Balance at December 31, 2000                                            339,871

YEAR ENDED DECEMBER 31, 2001
   Net income                                                            33,235
   Foreign currency translation adjustments                              (2,424)
   Derivative fair value adjustments                                       (592)
                                                                      ---------
   Total comprehensive income                                            30,219
   Dividends declared                                                    (1,937)
   Net transfers to Parent                                             (167,235)
                                                                      ---------
BALANCE AT DECEMBER 31, 2001                                          $ 200,918
                                                                      =========

See accompanying notes

                     Roadway Express, Inc. and Subsidiaries


                      Statements of Consolidated Cash Flow



                                                                           YEAR ENDED DECEMBER 31
                                                                  2001              2000               1999
                                                           ---------------------------------------------------------
                                                                               (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $     33,235       $     56,542      $     45,773
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation and amortization                                  70,543             56,878            45,635
     Loss on sale of carrier operating property                        460              1,969               103
     Changes in assets and liabilities:
       Accounts receivable                                          30,668                420           (19,429)
       Other assets                                                  4,058             (6,192)          (12,391)
       Accounts payable and accrued items                          (28,328)            (7,184)           34,785
       Long-term liabilities                                         5,193             (2,812)            6,483
                                                           ---------------------------------------------------------
Net cash provided by operating activities                          115,829             99,621           100,959

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                            (69,116)          (109,617)          (76,063)
Sales of carrier operating property                                  3,553              3,617             7,256
Business acquisitions                                                    -             (2,885)           (6,924)
                                                           ---------------------------------------------------------
Net cash (used) in investing activities                            (65,563)          (108,885)          (75,731)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of accounts receivable                                        100,000                  -                 -
Dividends paid                                                      (1,937)            (3,874)           (3,872)
Transfer to Parent                                                (167,235)            (2,617)           (1,002)
                                                           ---------------------------------------------------------
Net cash (used) in financing activities                            (69,172)            (6,491)           (4,874)
Effect of exchange rate changes on cash                                 54               (103)              211
                                                           ---------------------------------------------------------
Net (decrease) increase in cash and cash equivalents               (18,852)           (15,858)           20,565
Cash and cash equivalents at beginning of year                      64,939             80,797            60,232
                                                           ---------------------------------------------------------
Cash and cash equivalents at end of year                      $     46,087       $     64,939      $     80,797
                                                           =========================================================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements


1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Roadway Express, Inc. and subsidiaries (the Company) provides long haul, less-than-truckload (LTL) freight services in North America and offers services to an additional 66 countries worldwide in a single business segment. Approximately 74% of the Company's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003.

Effective May 30, 2001, holders of common stock of Roadway Express, Inc. became holders of an identical number of shares of common stock of Roadway Corporation, and Roadway Express, Inc. became a wholly owned direct subsidiary of Roadway Corporation (the Reorganization). The Reorganization was effected by a merger pursuant to Section 251(g) of the Delaware General Corporation law, which provides for the formation of a holding company structure without a vote of the shareholders of the Company. The assets and liabilities of Roadway Corporation (the Parent or Roadway) and its subsidiaries were the same on a consolidated basis after the merger as the assets and liabilities of Roadway Express, Inc. immediately before the merger.

The accompanying consolidated financial statements are presented as if the Company had existed as an entity separate from the Parent during all periods presented and include the assets, liabilities, revenues and expenses that are directly related to the Company's operations.

PARENT COMPANY INVESTMENT AND ALLOCATIONS

Parent company investment represents the Parent's equity investment in Roadway Express Inc. and subsidiaries. The Company receives support for its operations from the Parent as deemed necessary. In addition, certain employees of the Company participate in various stock compensation plans sponsored by the Parent or involving the Parent's common stock (see Note 7). Compensation expense for employees participating in these plans, if any, is allocated to the Company. All transfers and allocations to and from the Parent have been reported in the parent company investment account.

2. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                     Roadway Express, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

DEPRECIATION

Depreciation of carrier operating property is computed by the straight-line method based on the useful lives of the assets. The useful life of structures ranges from 15 to 33 years, and equipment from 3 to 10 years. Major maintenance expenditures that extend the useful life of carrier operating equipment are capitalized and depreciated over 2 to 5 years.

FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair value due to the short-term nature of these instruments.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As a result of the adoption of SFAS No. 133, the Company will recognize all derivative financial instruments as either assets or liabilities at fair value. The only derivative financial instruments the Company utilizes consist of interest rate swaps on certain trailer leases as part of its overall risk management policy, which have been designated as cash flow hedges under SFAS No. 133. Under the provisions of SFAS No. 133, changes in the fair value of the interest rate swaps are recognized in other comprehensive income until such time as the hedged items are recognized in net income. The cumulative effect of the change in the Company's method for accounting for derivative financial instruments was not material at the transition date. The Company does not use derivative financial instruments for trading purposes (see Note 8).

RECEIVABLES SALES

The Company sells receivables in securitization transactions, and retains an equity interest in the receivables pool, servicing rights, and a cash reserve account. These constitute the retained interests in the securitized receivables. The estimated fair value is based on the present value of the expected cash flows, which approximates face value adjusted for allowances for anticipated losses.

                     Roadway Express, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISKS

The Company sells services and extends credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

GOODWILL

Goodwill represents costs in excess of net assets of acquired businesses, which are amortized using the straight-line method primarily over a period of 20 years. The Company evaluates the realizability of goodwill over the remaining amortization period based on the undiscounted cash flows of the businesses acquired. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced to its fair value. No reduction of goodwill for impairment has been necessary to date.

During July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method for all business combinations initiated after June 30, 2001. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets. This Statement also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. This Statement is required to be adopted on January 1, 2002. As of December 31, 2001, the Company had net unamortized goodwill of $14,722,000 from its Canadian subsidiaries. Goodwill amortization in 2001 was $967,000, and will be zero in 2002. The Company's goodwill amortization is not deductible for tax purposes. No impairment of goodwill is expected.

                     Roadway Express, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

CASUALTY CLAIMS PAYABLE

These accruals represent management's estimates of claims for property damage and public liability and workers' compensation. The Company manages casualty claims with assistance of a third party administrator (TPA) along with oversight by a major risk management provider. The Company is self-insured for these claims with retention limits that have varied over the years from $20,000 to $3,000,000. The liability balances are closely monitored by the Company and its TPAs using actual adjuster evaluations of each claim and a statistical benchmarking database for analysis of reserve accuracy. Expenses resulting from workers' compensation claims are included in salaries, wages, and benefits in the accompanying statements of consolidated income.

REVENUE RECOGNITION

The Company recognizes revenue as earned on the date of freight delivery to consignee. Related expenses are recognized as incurred.

STOCK BASED COMPENSATION

Stock based awards provided to the Company's employees are provided under Parent sponsored plans in Roadway common stock. The Company accounts for stock based compensation in accordance with the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

FOREIGN CURRENCY TRANSLATION

Income statement items are translated at average currency exchange rates. Transaction gains and losses are included in determining net income. All balance sheet accounts of foreign operations are translated at the current exchange rate as of the end of the period. The resulting translation adjustment is recorded as a component of parent company investment.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

                     Roadway Express, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the carrying value of intangibles and long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flow associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required.

RECLASSIFICATIONS

Certain items in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

INCOME TAXES

The Company is included in a consolidated income tax filing group with Roadway for federal income tax purposes. The federal and state income tax provision and related obligation included in the statements of consolidated income and consolidated balance sheets of the Company is calculated on a separate return basis as if the Company were a separate tax payer. The Company and its subsidiaries file tax returns and pay taxes due on a stand-alone basis in state and foreign jurisdictions where such filings are required.

NEW ACCOUNTING PRONOUNCEMENT

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 as of January 1, 2002 and does not expect the adoption of the Statement to significantly impact the Company's financial position or results of operations.

                     Roadway Express, Inc. and Subsidiaries

3. CARRIER OPERATING PROPERTY

Carrier operating properties consist of the following:

                                                            2001              2000
                                                      ------------------------------------
                                                                (in thousands)
    Land                                                $     93,234       $     90,865
    Structures                                               400,853            378,400
    Revenue equipment                                        703,239            726,763
    Other operating property                                 238,605            234,046
                                                      ------------------------------------
    Carrier operating property, at cost                    1,435,931          1,430,074
    Less allowance for depreciation                        1,011,280          1,001,389
                                                      ------------------------------------
    Net carrier operating property                      $    424,651       $    428,685
                                                      ====================================


4. ACCOUNTS PAYABLE

Items classified as accounts payable consist of the following:

                                                                           2001                2000
                                                                    ---------------------------------------
                                                                               (in thousands)
Trade and other payables                                              $     66,337         $     64,542
Drafts outstanding                                                          25,785               34,151
Income taxes payable                                                        17,701               18,707
Taxes, other than income                                                    29,006               32,950
Multi-employer health, welfare, and
   pension plans                                                            27,368               28,540
                                                                    ---------------------------------------
Accounts payable                                                      $    166,197         $    178,890
                                                                    =======================================

                     Roadway Express, Inc. and Subsidiaries

5. INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                                                           2001               2000               1999
                                                     --------------------------------------------------------
                                                                         (in thousands)
Current taxes:
   Federal                                             $      21,438      $      41,014      $      40,489
   State                                                       3,495              6,674              5,775
   Foreign                                                      (766)             1,426              1,137
                                                     --------------------------------------------------------
                                                              24,167             49,114             47,401

Deferred taxes:
   Federal                                                    (1,221)            (6,009)           (10,874)
   State                                                         (79)              (580)            (1,411)
   Foreign                                                     1,364               (783)            (1,144)
                                                     --------------------------------------------------------
                                                                  64             (7,372)           (13,429)
                                                     --------------------------------------------------------
 Provision for income taxes                             $     24,231       $     41,742       $     33,972
                                                     ========================================================

Income tax payments amounted to $24,052,061 in 2001, $54,245,000 in 2000, and $35,344,000 in 1999.

Income (loss) before income taxes consists of the following:

                                                           2001               2000               1999
                                                      -------------------------------------------------------
                                                                         (in thousands)
Domestic                                                 $    55,034      $     104,097       $      83,572
Foreign                                                        2,432             (5,813)             (3,827)
                                                      ----------------- ------------------- -----------------
                                                         $    57,466      $      98,284       $      79,745
                                                      ================= =================== =================

                     Roadway Express, Inc. and Subsidiaries

5. INCOME TAXES (CONTINUED)

Significant components of the Company's deferred taxes are as follows:

                                                                      2001               2000
                                                                -------------------------------------
                                                                          (in thousands)
Deferred tax assets:
   Freight and casualty claims                                    $      39,264      $      40,190
   Retirement benefit liabilities                                        46,466             45,467
   Accrued employee benefits                                             29,728             26,908
   Other                                                                  7,390             11,736
   Valuation allowance                                                   (2,387)            (2,392)
                                                                -------------------------------------
Total deferred tax assets                                               120,461            121,909
Deferred tax liabilities:
   Depreciation                                                          40,977             43,006
   Multi-employer pension plans                                          35,313             34,147
                                                                -------------------------------------
Total deferred tax liabilities                                           76,290             77,153
                                                                -------------------------------------
Net deferred tax assets                                           $      44,171      $      44,756
                                                                =====================================


At December 31, 2001, the Company had approximately $6,868,000 of foreign operating loss carry forwards, which have expiration dates ranging from 2008 to 2011. For financial reporting purposes, a valuation allowance of $2,387,000 has been recognized to offset the deferred tax asset relating to certain foreign operating loss carry forwards.

                     Roadway Express, Inc. and Subsidiaries

5. INCOME TAXES (CONTINUED)

The effective tax rate differs from the federal statutory rate as set forth in the following reconciliation:

                                                           2001              2000              1999
                                                      -----------------------------------------------------
                                                                        (in thousands)
Federal statutory tax rate                                    35.0%             35.0%             35.0%
State income taxes, net of federal
  tax benefit                                                  3.9               4.0               3.6
Non-deductible operating costs                                 3.1               2.1               2.5
Impact of foreign operations                                   0.3               1.6               1.2
Other, net                                                    (0.1)             (0.2)              0.3
                                                      -----------------------------------------------------
Effective tax rate                                            42.2%             42.5%             42.6%
                                                      =====================================================



6. EMPLOYEE BENEFIT PLANS

MULTI-EMPLOYER PLANS

The Company charged to operations $164,358,000 in 2001, $174,253,000 in 2000, and $155,241,000 in 1999 for contributions to multi-employer pension plans for employees subject to labor contracts. The Company also charged to operations $162,917,000 in 2001, $165,018,000 in 2000, and $150,731,000 in 1999 for
contributions to multi-employer plans that provide health and welfare benefits to employees and certain retirees who are or were subject to labor contracts. These amounts were determined in accordance with provisions of industry labor contracts. Under provisions of the Multi-employer Pension Plan Act of 1980, total or partial withdrawal from a plan would result in an obligation to fund a portion of the plan's unfunded vested liability. Management has no intention of changing operations so as to subject the Company to any material obligation.

                     Roadway Express, Inc. and Subsidiaries

6. EMPLOYEE BENEFIT PLANS (CONTINUED)

RETIREMENT PLANS

The following tables set forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets of the defined benefit pension and postretirement health care benefit plans as of December 31, 2001 and 2000:

                                                             PENSION BENEFITS                   HEALTH CARE BENEFITS
                                                       -------------------------------     -------------------------------
                                                           2001            2000                2001            2000
                                                       -------------------------------------------------------------------
                                                                                (in thousands)
    CHANGE IN BENEFIT OBLIGATION
    Benefit obligation at beginning of year              $   293,100     $   258,848         $   42,713     $    33,506
    Service cost                                              17,492          15,458              1,665           1,755
    Interest cost                                             22,558          19,893              2,881           2,951
    Actuarial losses (gains)                                  13,175          12,402             (2,911)          6,800
    Benefits paid                                            (17,410)        (13,501)            (2,627)         (2,299)
                                                       -------------------------------------------------------------------
    Benefit obligation at end of year                        328,915         293,100             41,721          42,713

    CHANGE IN PLAN ASSETS
    Fair value of plan assets at
    beginning of year                                        362,781         342,550                  -               -
    Actual return on plan assets                             (37,142)         33,732                  -               -
    Benefits paid                                            (17,410)        (13,501)                 -               -
                                                       -------------------------------------------------------------------
    Fair value of plan assets at end of year                 308,229         362,781                  -               -

    FUNDED STATUS
    Plan assets (in excess) less than
       projected benefit obligation                           20,686         (69,681)            41,721          42,713
    Unamortized:
    Net actuarial gain                                        85,816         178,891              6,492           5,206
    Net asset at transition                                    9,767          11,163                  -               -
    Prior service (cost) benefit                             (48,136)        (53,364)             2,799           1,656
                                                       -------------------------------------------------------------------
    Accrued benefit cost                                 $    68,133      $   67,009         $   51,012     $    49,575
                                                       ===================================================================

Plan assets are primarily invested in listed stocks, bonds, and cash equivalents.

                     Roadway Express, Inc. and Subsidiaries

6. EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table summarizes the assumptions used by the consulting actuary, and the related benefit cost information:

                                          PENSION BENEFITS                         HEALTH CARE BENEFITS
                              ------------------------------------------    -------------------------------------
                                   2001          2000         1999             2001          2000       1999
                              ------------- ------------- -------------- -- ------------ ------------ -----------
                                                                ( in thousands)
WEIGHTED-AVERAGE
   ASSUMPTIONS
Discount rate                       7.50%         7.50%        7.50%           7.50%         7.50%       7.50%
Future compensation                 3.25%         3.25%        3.25%              -             -           -
Expected long-term return
  on plan assets                    9.50%         9.50%        8.50%              -             -           -

COMPONENTS OF NET
  PERIODIC BENEFIT COST
Service cost                   $  17,492     $  15,458     $ 15,588        $  1,665      $  1,755    $  1,739
Interest cost                     22,558        19,893       18,483           2,881         2,951       2,377
Expected return on               (33,841)      (32,404)      20,944)              -             -           -
  plan assets

Amortization of:
   Prior service cost              5,230         5,229        5,225            (305)         (169)       (169)
     (benefit)
   Net asset gain at              (1,396)       (1,395)      (1,395)     -            -                    -
     transition
   Unrecognized gain              (8,893)      (10,584)      (4,238)           (177)          (46)       (489)
                              ----------------------------------------------------------------------------------
   Net periodic benefit
     (income) cost              $   1,150    $  (3,803)    $ 12,719        $  4,064      $  4,491    $  3,458
                              ===================================================================================

For measurement purposes, the Company assumed a weighted-average annual rate of increase in the per capita cost of health care benefits (health care cost trend rate) of 7.4% for 2002 declining gradually to 5.0% in 2006 and thereafter.

The assumed health care cost trend rate has a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the accumulated post retirement benefit obligation by $4,674,000 and the service and interest costs components by $578,000 as of December 31, 2001. Conversely, a one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated post retirement benefit obligation by $4,068,000 and the service and interest costs components by $497,000.

The Company charged to operations $10,788,000 in 2001, $10,395,000 in 2000, and $9,134,000 in 1999 relating to its defined contribution 401(k) plan. This plan covers employees not subject to labor contracts. Annual contributions are related to the level of voluntary employee participation.

                     Roadway Express, Inc. and Subsidiaries

7. STOCK PLANS

Concurrent with the Reorganization (Note 1), all stock plans formerly sponsored by the Company were transferred to Roadway except for the Union Stock Plan, which is specific to the Company's unionized employees. Subsequent to the Reorganization, the Parent allocated to the Company all compensation expense under these plans directly attributable its employees that are eligible to participate in the plans.

STOCK GRANTED UNDER THE MANAGEMENT INCENTIVE STOCK PLAN AND EQUITY OWNERSHIP
PLAN

The Parent's Management Incentive Stock Plan and Equity Ownership Plan (the Stock Plans) authorize the granting of common stock at the discretion of Roadway's Board of Directors to officers and certain key employees of Roadway and its subsidiaries. These grants are recorded by Roadway as the unearned portion of restricted stock awards. The grants, originally recorded at market price, are amortized to compensation expense over the period for which the stock is restricted. Compensation expense allocated to the Company amounted to $2,990,000 in 2001, $2,600,000 in 2000, and $1,820,000 in 1999.

EMPLOYEE STOCK PURCHASE PLAN

Under the Parent's Employees' Stock Purchase Plan, all full-time eligible employees may purchase shares of the Roadway's common stock up to 10% of their respective compensation through payroll deductions. The purchase price under the plan is 85% of the fair market value of Roadway's common stock. Under this plan, employees purchased 171,000 shares in 2001, 198,000 shares in 2000, and 215,000 shares in 1999.

UNION STOCK PLAN

The Company's Union Stock Plan provides stock awards of Roadway stock to employees subject to labor contracts who meet the eligibility and performance requirements of providing a safe, reliably staffed, and injury-free work environment. The Company allocated 20,000 Roadway shares in 2001, 100,000 shares in 2000, and 50,000 shares in 1999 for grant under this plan.

                     Roadway Express, Inc. and Subsidiaries

7. STOCK PLANS (CONTINUED)

OPTIONS GRANTED UNDER THE EQUITY OWNERSHIP PLAN

Under the Parent's Equity Ownership Plan, the Board is authorized to award officers and key employees of the Parent and its subsidiaries with various types of stock-based compensation, including stock options. Stock options vest over a period of four years from the date of grant, are exercisable at the rate of 25% each year, and expire at the end of ten years. The number of shares of common stock that may be issued or transferred under this plan may not exceed 1,300,000. No options were granted under this plan in 2001 or 2000. During 1999, the Board approved grants of 712,050 stock options under this plan.

As permitted under SFAS No.123, Accounting for Stock Based Compensation, the Parent has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based awards to its employees and employees of its wholly owned subsidiaries. Under APB Opinion No. 25, compensation expense is not recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant.

8. LEASES

The Company leases certain terminals and revenue equipment under noncancellable operating leases requiring minimum future rentals aggregating $143,654,000 payable as follows: 2002--$45,790,000; 2003--$34,651,000; 2004--$21,728,000;
2005--$13,172,000; 2006--$8,626,000; and thereafter $19,687,000. Rental expense for operating leases was $50,718,000, $45,445,000, and $34,687,000 for 2001,
2000, and 1999, respectively. The Company has interest rate swap agreements with major commercial banks to fix the interest rate of its trailer leases from previous variable interest rates principally based on LIBOR. The value of the leases upon which the payments are based was not changed. The agreements, which expire from 2002 to 2004, fix the Company's interest costs at rates varying from 5.62% to 6.59% on leases with a notional amount of $25.8 million.

The fair value of the Company's interest rate swaps at December 31, 2001 is a liability of approximately $592,000, net of income taxes, and has been determined using proprietary financial models developed by the lending institutions which are counterparties to the swap arrangements. As a result of declining interest rates throughout 2001, the Company recognized incremental interest expense of approximately $298,000, which is included in interest expense in the accompanying financial statements. The ineffective portions of the Company's interest rate swap agreements were not material.

                     Roadway Express, Inc. and Subsidiaries

9. SALE OF ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

                                                                         2001             2000
                                                                   ----------------- ----------------
                                                                            (in thousands)
Accounts receivable                                                  $      7,514      $    304,345
Retained interest in securitized accounts receivable                      165,396                 -
Allowance for doubtful accounts                                            (7,445)           (8,212)
                                                                   ----------------------------------
                                                                     $    165,465      $    296,133
                                                                   ==================================


On November 21, 2001, the Company entered into an accounts receivable securitization agreement, which matures in 2004, to finance up to $200,000,000 (total commitment) of its domestic accounts receivable. Under this arrangement, undivided interests in the Company's domestic accounts receivable are sold through a special purpose entity (SPE), a wholly owned subsidiary of the Company, without recourse, to a financial conduit. At December 31, 2001, undivided interests in the accounts receivable pool aggregating $100,000,000 were sold under this arrangement. The proceeds constituted a portion of the funds used by the Parent for acquisition purposes, and are reported under the caption Transfer to Parent in the financing section of the statements of consolidated cash flow.

The accounts receivable are sold at a discount from the face amount to pay investor yield (LIBOR) on the undivided interests sold to the conduit, for utilization fees (0.25% of the undivided interest sold), and for program fees (0.50% of the total commitment). The discount from the face amount for accounts receivable sold in 2001 aggregated $585,000 and is recorded as a loss on the sale of accounts receivable included in "Other" expense on the Statement of Consolidated Income.

The arrangement provides that the Company's new accounts receivable are immediately sold to the SPE. The Company, through its SPE, retains the risk of credit loss on the receivables and, accordingly the full amount of the allowance for doubtful accounts has been retained on the Consolidated Balance Sheet. The conduit has collection rights to recover payments from the receivables in the designated pool and the Company retains collection and administrative responsibilities for the undivided interests in the pool.

During 2001, the following transactions occurred between the Company and the
SPE: proceeds from the accounts receivable sales, $493,673,000; servicing fees received, $150,000; payments received on investment in accounts receivable, $328,696,000.

                     Roadway Express, Inc. and Subsidiaries

10. FINANCING ARRANGEMENTS

At September 8, 2001, Roadway had $60,000,000 available for borrowing through unsecured credit facilities with various banks. Roadway replaced the existing facilities, other than a $10,000,000 credit facility of the Company's Canadian subsidiary, with a new $325,000,000 senior credit facility in connection with an acquisition.

The $10,000,000 credit facility of the Company's Canadian subsidiary is available for borrowing under a secured revolving line of credit and bankers' acceptances. Borrowings are payable upon demand and bear interest at either the bank's prime lending rate or U.S. dollar base rate in Canada, or LIBOR plus 1.50% for periods up to 180 days. At December 31, 2001, nothing was outstanding on this facility.

At December 31, 2001, the Parent had in place a five-year, $150,000,000 senior revolving credit facility with a $100,000,000 sublimit for letters of credit. As of December 31, 2001, there were no amounts outstanding under the revolving credit facility, but availability had been reduced by $52,160,000 as a result of the issuance of letters of credit, primarily related to the Company's casualty claims.

The credit facility also includes a five-year senior term loan, of which $100,000,000 was outstanding as of December 31, 2001. The Parent also issued $225,000,000 of 8 1/4% senior notes due December 1, 2008.

The credit facility borrowings and the senior notes rank equally and are secured by a first-priority perfected lien on all of the capital stock of the Parent's direct subsidiaries and are also supported by guarantees provided by all of the Parent's current material subsidiaries and all future material subsidiaries.

Interest expense, which approximates interest paid, amounted to $732,000 in 2001, $341,000 in 2000, and $716,000 in 1999.



11. CONTINGENCIES

The Company has received notices from the Environmental Protection Agency (EPA) that it has been identified as a potentially responsible party (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (Superfund) at certain hazardous waste sites. Such designations are made regardless of the Company's limited involvement at each site. The claims for remediation have been asserted against numerous other entities which are believed to be financially solvent and are expected to fulfill their proportionate share. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Based

                     Roadway Express, Inc. and Subsidiaries

11. CONTINGENCIES (CONTINUED)

on its investigations, the Company believes that its obligation with regard to these sites is not significant, although there can be no assurances in this regard.

The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest that relate to the Company's business prior to the spin-off. The amount and timing of such payments, if any, is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

Various other legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will have no material effect on the financial condition or operations of the Company.



12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

The following condensed consolidating financial statements set forth the Company's balance sheets as of December 31, 2001 and 2000 and the statements of income and statements of cash flows for the years ended December 31, 2001, 2000, and 1999. In the following schedules "Guarantor Subsidiaries" refers to Roadway Express' non-minor domestic subsidiaries, and "Non-guarantor subsidiaries" refers to foreign and minor domestic subsidiaries and "Eliminations" represent the adjustments necessary to (a) eliminate intercompany transactions and (b) eliminate the investments in the Company's subsidiaries.

                     Roadway Express, Inc. and Subsidiaries

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)


CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2001                                          GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Cash and cash equivalents                                  $        45      $         1      $        -     $        46
Accounts receivable, including retained interest in
   securitized receivables, net                                    150               15               -             165
Due from affiliates                                                 36                1             (37)              -
Prepaid expenses and supplies                                       11                -               -              11
Deferred income taxes                                               13                -               -              13
                                                         ------------------------------------------------------------------
  Total current assets                                             255               17             (37)            235
Carrier operating property, at cost                              1,410               26               -           1,436
Less allowance for depreciation                                    998               13               -           1,011
                                                         ------------------------------------------------------------------
  Net carrier operating property                                   412               13               -             425
Goodwill, net                                                        -               15               -              15
Investment in subsidiaries                                          (4)               -               4               -
Deferred income taxes                                               31                -               -              31
Long-term assets                                                     5                -               -               5
                                                         ------------------------------------------------------------------
  Total assets                                             $       699      $        45     $       (33)    $       711
                                                         ==================================================================

Accounts payable                                           $       157      $         9      $        -     $       166
Due to affiliates                                                    1               36             (37)              -
Salaries and wages                                                 109                3               -             112
Freight and casualty claims payable                                 48                1               -              49
                                                         ------------------------------------------------------------------
  Total current liabilities                                        315               49             (37)            327

Casualty claims and other                                           64                -               -              64
Accrued pension and retiree medical                                119                -               -             119
Parent company investment                                          201               (4)              4             201
                                                         ------------------------------------------------------------------
  Total liabilities and parent company investment          $       699      $        45     $       (33)    $       711
                                                         ==================================================================

                     Roadway Express, Inc. and Subsidiaries

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2000                                          GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Cash and cash equivalents                                  $        61      $         4      $        -     $        65
Accounts receivable                                                278               18               -             296
Due from affiliates                                                 37                2             (39)              -
Prepaid expenses and supplies                                       16                -               -              16
Deferred income taxes                                               16                -               -              16
                                                         ------------------------------------------------------------------
  Total current assets                                             408               24             (39)            393
Carrier operating property, at cost                              1,406               24               -           1,430
Less allowance for depreciation                                    991               10               -           1,001
                                                         ------------------------------------------------------------------
  Net carrier operating property                                   415               14               -             429
Goodwill, net                                                        -               16               -              16
Investment in subsidiaries                                          (1)               -               1               -
Long-term assets                                                     3                -               -               3
Deferred income taxes                                               28                1               -              29
                                                         ------------------------------------------------------------------
  Total assets                                             $       853      $        55     $       (38)    $       870
                                                         ==================================================================

Accounts payable                                           $       164      $        14      $        -     $       178
Due to affiliates                                                    2               37             (39)              -
Salaries and wages                                                 118                4               -             122
Freight and casualty claims payable                                 51                1               -              52
                                                         ------------------------------------------------------------------
  Total current liabilities                                        335               56             (39)            352

Casualty claims and other                                           61                -               -              61
Accrued pension and retiree medical                                117                -               -             117
Parent company investment                                          340               (1)              1             340
                                                         ------------------------------------------------------------------
  Total liabilities and parent company investment          $       853      $        55     $       (38)    $       870
                                                         ==================================================================

                     Roadway Express, Inc. and Subsidiaries

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 2001                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Revenue                                                      $  2,643         $   122          $  (1)        $   2,764
Operating expenses:
   Salaries, wages and benefits                                 1,728              40              -             1,768
   Operating supplies and expenses                                447              29             (1)              475
   Purchased transportation                                       231              41              -               272
   Operating taxes and licenses                                    69               2              -                71
   Insurance and claims expenses                                   46               1              -                47
   Provision for depreciation                                      65               4              -                69
   Net loss on disposal of
     operating property                                             1               -              -                 1
   Results of affiliates                                           (2)              -              2                 -
                                                         ------------------------------------------------------------------
Total operating expenses                                        2,585             117              1             2,703
                                                         ------------------------------------------------------------------
Operating income                                                   58               5             (2)               61
Other expense, net                                                 (2)             (2)             -                (4)
                                                         ------------------------------------------------------------------
Income before income taxes                                         56               3             (2)               57
Provision for income taxes                                         23               1              -                24
                                                         ------------------------------------------------------------------
Net income                                                   $     33         $     2          $  (2)        $      33
                                                         ==================================================================



YEAR ENDED DECEMBER 31, 2000                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Revenue                                                    $     2,922      $       120     $        (2)    $     3,040
Operating expenses:
   Salaries, wages and benefits                                  1,848               42               -           1,890
   Operating supplies and expenses                                 513               33              (1)            545
   Purchased transportation                                        272               37              (1)            308
   Operating taxes and licenses                                     76                1               -              77
   Insurance and claims expenses                                    63                2               -              65
   Provision for depreciation                                       52                4               -              56
   Net loss on disposal of
     operating property                                              2                -               -               2
   Results of affiliates                                             6                -              (6)              -
                                                         ------------------------------------------------------------------
Total operating expenses                                         2,832              119              (8)          2,943
                                                         ------------------------------------------------------------------
Operating income                                                    90                1               6              97
Other income (expense), net                                          8               (7)              -               1
                                                         ------------------------------------------------------------------
Income (loss) before income taxes                                   98               (6)              6              98
Provision for income taxes                                          41                -               -              41
                                                         ------------------------------------------------------------------
Net income (loss)                                          $        57      $        (6)    $         6     $        57
                                                         ==================================================================

                     Roadway Express, Inc. and Subsidiaries

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 1999                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Revenue                                                    $     2,709      $       107     $        (3)    $     2,813
Operating expenses:
   Salaries, wages and benefits                                  1,757               37               -           1,794
   Operating supplies and expenses                                 439               30              (1)            468
   Purchased transportation                                        261               30              (1)            290
   Operating taxes and licenses                                     74                2               -              76
   Insurance and claims expenses                                    62                1               -              63
   Provision for depreciation                                       41                4               -              45
   Net loss (gain) on disposal of
     operating property                                              1               (1)              -               -
   Results of affiliates                                             3                -              (3)              -
                                                         ------------------------------------------------------------------
Total operating expenses                                         2,638              103              (5)          2,736
                                                         ------------------------------------------------------------------
Operating income                                                    71                4               2              77
Other  income (expense), net                                        10               (7)              -               3
                                                         ------------------------------------------------------------------
Income (loss) before income taxes                                   81               (3)              2              80
Provision for income taxes                                          34                -               -              34
                                                         ------------------------------------------------------------------
Net income (loss)                                          $        47      $        (3)    $         2     $        46
                                                         ==================================================================


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2001                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  $       116    $         -          $      -     $       116

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                       (63)            (3)                -             (66)
                                                         ------------------------------------------------------------------
  Net cash used in investing activities                            (63)            (3)                -             (66)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      (2)             -                 -              (2)
Accounts receivable securitization                                 100              -                 -             100
Transfer to parent                                                (167)             -                 -            (167)
                                                         ------------------------------------------------------------------
   Net cash used in financing activities                           (69)             -                 -             (69)
Effect of exchange rates on cash                                     -                                                -
                                                         ------------------------------------------------------------------
Net decrease in cash and cash equivalents                          (16)            (3)                -             (19)
Cash and cash equivalents at beginning
  of year                                                           61              4                 -              65
                                                         ------------------------------------------------------------------
Cash and cash equivalents at end of year                   $        45    $         1          $      -     $        46
                                                         ==================================================================

                     Roadway Express, Inc. and Subsidiaries

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Net cash provided (used) by operating activities              $    103       $     (3)           $    -       $    100

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                      (103)            (3)                -           (106)
Business acquisitions                                               (3)             -                 -             (3)
                                                         ------------------------------------------------------------------
  Net cash used in investing activities                           (106)            (3)                -           (109)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      (4)             -                 -             (4)
Transfer to parent                                                  (3)             -                 -             (3)
                                                         ------------------------------------------------------------------
  Net cash used in financing activities                             (7)             -                 -             (7)
Effect of exchange rates on cash                                     -              -                 -              -
                                                         ------------------------------------------------------------------
Net decrease in cash and cash equivalents                          (10)            (6)                -            (16)
Cash and cash equivalents at
  beginning of year                                                 71             10                 -             81
                                                         ------------------------------------------------------------------
Cash and cash equivalents at end of year                   $        61    $         4          $      -     $       65
                                                         ==================================================================


YEAR ENDED DECEMBER 31, 1999                               GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in millions)
Net cash provided by operating activities                     $     89       $      12         $    -          $    101

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                       (64)            (4)              -               (68)
Business acquisitions                                                -             (7)              -                (7)
                                                         ------------------------------------------------------------------
  Net cash used in investing activities                            (64)           (11)              -               (75)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      (4)             -               -                (4)
Transfer to parent                                                  (1)             -               -                (1)
                                                         ------------------------------------------------------------------
  Net cash used in financing activities                             (5)             -               -                (5)
Effect of exchange rates on cash                                     -              -               -                 -
                                                         ------------------------------------------------------------------
Net increase in cash and cash equivalents                           20              1               -                21
Cash and cash equivalents at
  beginning of year                                                 51              9               -                60
                                                         ------------------------------------------------------------------
Cash and cash equivalents at end of year                   $        71    $        10          $    -       $        81
                                                         ==================================================================

                     Roadway Express, Inc. and Subsidiaries

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company's selected results of operations for the four quarters of 2001 and 2000 are as follows:

                                      1ST             2ND             3RD            4TH
             2001                   QUARTER         QUARTER         QUARTER        QUARTER
-------------------------------- --------------- --------------- -------------- ---------------
REVENUES                           $  650,485      $ 642,109       $  631,657     $  840,515
OPERATING INCOME                   $   14,103      $   6,143       $   15,164     $   26,055
NET INCOME                         $    4,990      $   4,023       $    8,940     $   15,282

             2000
--------------------------------

Revenues                           $  677,319      $ 707,359       $  698,867     $  956,015
Operating income                   $   17,346      $  16,750       $   18,602     $   43,714
Net income                         $   10,390      $   9,872       $   10,845     $   25,435



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